Exhibit 99.1

Cooper-Standard Holdings Inc. Announces Preliminary Third Quarter 2016 Results

NOVI, MICH., October 24, 2016 — Cooper-Standard Holdings Inc. (NYSE: CPS) (“Cooper Standard,” the “Company,” or “we”) announced today preliminary estimates of its financial results as of and for the quarter ended September 30, 2016.

For the quarter ended September 30, 2016, Cooper Standard estimates that its sales will range from $850.0 million to $860.0 million, compared with sales of $827.5 million for the quarter ended September 30, 2015. The Company estimates that its net income attributable to Cooper-Standard Holdings Inc. will be between $35.0 million and $37.0 million for the quarter ended September 30, 2016, compared with net income attributable to Cooper-Standard Holdings Inc. of $32.7 million for the quarter ended September 30, 2015. The Company estimates that its Adjusted EBITDA will be between $100.0 million and $102.0 million for the quarter ended September 30, 2016, compared with Adjusted EBITDA of $93.3 million for the quarter ended September 30, 2015. As of September 30, 2016, Cooper Standard estimates that it had cash and cash equivalents of approximately $360.0 million.

The financial data presented above is preliminary, based upon the Company’s estimates and currently available information and is subject to revision based upon, among other things, the Company’s financial closing procedures and the completion of the Company’s financial statements and other operational procedures. The Company’s actual results may be materially different from its estimates, which should not be regarded as a representation by the Company or its management as to its actual results as of and for the quarter ended September 30, 2016. You should not place undue reliance on these estimates. All of the data presented above has been prepared by and is the responsibility of management. The Company’s independent accountants, Ernst & Young LLP, have not audited, reviewed, compiled or performed any procedures, and do not express an opinion or any other form of assurance with respect to any of such data.

The table below provides a reconciliation of net income attributable to Cooper-Standard Holdings Inc. to EBITDA and Adjusted EBITDA for the quarter ended September 30, 2016 (at the mid-point of the estimated net income attributable to Cooper-Standard Holdings Inc. range) and the quarter ended September 30, 2015.

	Quarter Ended September 30,
	2016*	2015
Net income attributable to Cooper-Standard Holdings Inc.	$36,000	$32,732
Income tax expense	12,000	12,869
Interest expense, net of interest income	10,300	9,487
Depreciation and amortization	32,000	29,303
EBITDA	$90,300	$84,391
Restructuring	10,000	8,540
Acquisition costs	—	353
Other	300	60
Adjusted EBITDA	$100,600	$93,344

*                 Reflects the mid-point of the estimated net income attributable to Cooper-Standard Holdings Inc. range set forth above.

Non-GAAP Measures

In evaluating our business, management considers EBITDA and Adjusted EBITDA to be key indicators of our operating performance. Our management also uses EBITDA and Adjusted EBITDA:

•                  because similar measures are utilized in the calculation of the financial covenants and ratios contained in our financing arrangements;

•                  in developing our internal budgets and forecasts;

•                  as a significant factor in evaluating our management for compensation purposes;

•                  in evaluating potential acquisitions;

•                  in comparing our current operating results with corresponding historical periods and with the operational performance of other companies in our industry; and

•                  in presentations to the members of our board of directors to enable our board of directors to have the same measurement basis of operating performance as is used by management in their assessments of performance and in forecasting and budgeting for our company.

In addition, we believe EBITDA and Adjusted EBITDA and similar measures are widely used by investors, securities analysts and other interested parties in evaluating our performance. We define Adjusted EBITDA as net income (loss) attributable to Cooper-Standard Holdings Inc. plus income tax expense (benefit), interest expense, net of interest income, depreciation and amortization or EBITDA, as adjusted for items that management does not consider to be reflective of our core operating performance. These adjustments include, but are not limited to, restructuring costs, non-cash fair value adjustments and acquisition related costs.

We calculate EBITDA and Adjusted EBITDA by adjusting net income (loss) attributable to Cooper-Standard Holdings Inc. to eliminate the impact of items we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA are not financial measurements recognized under accounting principles generally accepted in the United States (“U.S. GAAP”), and when analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA as a supplement to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, nor as an alternative to cash flow from operating activities as a measure of our liquidity. EBITDA and Adjusted EBITDA have limitations as analytical tools, and they should not be considered in isolation or as substitutes for analysis of our results of operations as reported under U.S. GAAP. These limitations include:

•                  they do not reflect our cash expenditures or future requirements for capital expenditure or contractual commitments;

•                  they do not reflect changes in, or cash requirements for, our working capital needs;

•                  they do not reflect interest expense or cash requirements necessary to service interest or principal payments under our term loan facility and our asset based revolving facility;

•                  they do not reflect certain tax payments that may represent a reduction in cash available to us;

•                  although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•                  other companies, including companies in our industry, may calculate these measures differently and, as the number of differences in the way companies calculate these measures increases, the degree of their usefulness as a comparative measure correspondingly decreases.

In addition, in evaluating Adjusted EBITDA, it should be noted that in the future, we may incur expenses similar to the adjustments in the above presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual items.

Forward-Looking Statements

This press release contains certain “forward-looking statements.” Our use of words such as “estimate,” “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “target,” “project,” “should,” “could,” “would,” “may,” “will,” “forecast,” or other similar expressions, is intended to identify forward-looking statements that represent our current expectations about possible future events or results. We believe these expectations are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors may include: prolonged or material contractions in automotive sales and production volumes; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; risks associated with our non-U.S. operations; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial debt;

our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our term loan facility and our asset based revolving facility; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisition strategy may not be successful; product liability, warranty and recall claims brought against us; environmental, health and safety laws and other laws and regulations; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks or other disruptions in our information technology systems; the possible volatility of our annual effective tax rate; the possibility of future impairment charges to our goodwill and long-lived assets; the concentrated ownership of our stock which may allow a few owners to exert significant control over us; and our dependence on our subsidiaries for cash to satisfy our obligations.

You should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Sharon Wenzl
Cooper Standard	Cooper Standard
Phone: (248) 596-6465	Phone: (248) 596-6211
Email: roger.hendriksen@cooperstandard.com	Email: sswenzl@cooperstandard.com